As filed with the Securities and Exchange Commission on June 28, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

eFUNDS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	39-1506286
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
Gainey Center II, 8501 North Scottsdale Road, Ste 300, Scottsdale, Arizona 85253
(Address of principal executive offices) (Zip Code)
eFUNDS CORPORATION 2006 STOCK INCENTIVE PLAN
(Full title of the plan)

Paul F. Walsh	Copy to:
Chairman and Chief Executive Officer eFunds Corporation Gainey Center II 8501 North Scottsdale Road, Ste 300 Scottsdale, Arizona 85253 (480) 629 7700	Robert A. Rosenbaum, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Ste 1500 Minneapolis, Minnesota 55402-1498 (612) 340-2600
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering price	maximum aggregate	Amount of
to be registered	registered (1)	per share(2)	offering price(2)	registration fee
Common Stock, $.01 par value	5,500,000 shares	$21.59	$118,745,000	$12,706

(1)	This amount represents Registrant’s shares of common stock issuable under the Registrant’s 2006 Stock Incentive Plan. Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c). The proposed maximum aggregate offering price is based upon the average of the high and low prices of the registrant’s Common Stock as reported on the New York Stock Exchange on June 23, 2006.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents that we have filed with the Securities and Exchange Commission are incorporated by reference into this registration statement:
•	Our Annual Report on Form 10-K for the year ended December 31, 2005 (“2005 Annual Report”).

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

•	Our Current Reports on Form 8-K filed on January 10, 2006, February 22, 2006 (solely with respect to Item 1.01), April 5, 2006, May 3, 2006 (solely with respect to Items 1.01 and 8.01), May 12, 2006, May 24, 2006 and amendment to Form 8-K on June 19, 2006; and

•	The description of our common stock contained in our registration statement on Form 8-A12G (Commission File No. 000-30791) and any amendment or report filed for the purpose of updating that description.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered by this registration statement have been sold, or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective dates of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
     As permitted by the DGCL, our certificate of incorporation provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL. As permitted by the DGCL, our certificate of incorporation also includes a provision that eliminates the personal liability of our directors for monetary damages for breach of the director’s fiduciary duty, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding payments of dividends, stock purchases or redemptions which are unlawful; or (4) for any transaction from which the director derived an improper personal benefit.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit	Method of Filing
4.1	Form of common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission on May 15, 2000 (“Amendment No.1”))	*

4.2	Form of Rights Agreement by and between the Company and Rights Agent, (incorporated by reference to Exhibit 4.2 to Amendment No. 1)	*

4.3	Certificate of Designations of Series A Participating Preferred Stock (incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report of Form 10-Q for the quarter ended June 30, 2000)	*

4.4	Shareholder Agreement, dated as of November 19, 2003, by and between the Company and MasterCard International Incorporated (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003)	*

4.5	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed by eFunds with the Securities and Exchange Commission on April 4, 2000).	*

4.6	Bylaws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed by eFunds with the Securities and Exchange Commission on April 4, 2000).	*

5.1	Opinion of Dorsey & Whitney LLP	Filed herewith

23.1	Consent of KPMG LLP	Filed herewith

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this registration statement)	Filed herewith

24.1	Power of Attorney	Filed herewith

99.1	eFunds Corporation 2006 Stock Incentive Plan.	Filed herewith

*	Incorporated by reference
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to

Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on June 28, 2006.

eFUNDS CORPORATION
By	/s/ George W. Gresham
George W. Gresham
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 28, 2006.

Signature	Title

*	Chairman of the Board and Chief Executive Officer (principal executive officer)

Paul F. Walsh

/s/ George W. Gresham	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

George W. Gresham

*	Director

Richard J. Almeida

*	Director

John J. (Jack) Boyle III

*	Director

Janet M. Clarke

*	Director

Richard J. Lehmann

*	Director

Robert C. Nakasone

Signature	Title

*	Director

Sheila Penrose

Hatim A. Tyabi	Director

*	By	/s/ George W. Gresham

George W. Gresham, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Method of Filing
4.1	Form of common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission on May 15, 2000 (“Amendment No.1”))	*

4.2	Form of Rights Agreement by and between the Company and Rights Agent, (incorporated by reference to Exhibit 4.2 to Amendment No. 1)	*

4.3	Certificate of Designations of Series A Participating Preferred Stock (incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report of Form 10-Q for the quarter ended June 30, 2000)	*

4.4	Shareholder Agreement, dated as of November 19, 2003, by and between the Company and MasterCard International Incorporated (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003)	*

4.5	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed by eFunds with the Securities and Exchange Commission on April 4, 2000).	*

4.6	Bylaws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed by eFunds with the Securities and Exchange Commission on April 4, 2000).	*

5.1	Opinion of Dorsey & Whitney LLP	Filed herewith

23.1	Consent of KPMG LLP	Filed herewith

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this registration statement)	Filed herewith

24.1	Power of Attorney	Filed herewith

99.1	eFunds Corporation 2006 Stock Incentive Plan.	Filed herewith

*	Incorporated by reference